Exhibit 5.1

Nicole C. Brookshire
+1 617 937 2357
nbrookshire@cooley.com

June 28, 2021

BTRS Holdings Inc.
1009 Lenox Drive, Suite 100
Lawrenceville, New Jersey 08648

Ladies and Gentlemen:

We have acted as counsel to BTRS Holdings Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S‑1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus included in the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 10,350,000 shares (the “Shares”) of the Company’s Class 1 Common Stock, $0.0001 par value per share, to be sold by certain selling stockholders, which includes up to 1,350,000 Shares that may be sold upon the exercise of an option to purchase additional shares to be granted to the underwriters.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of the certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

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We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire

Cooley LLP   500 Boylston Street   Boston, MA   02116-3736
t: (617) 937-2300  f: (617) 937-2400  cooley.com